As filed with the U.S. Securities and Exchange Commission on December 16, 2025

File No. 333-271700

File No. 811-23872

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	☒
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 82	☒

and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 84	☒

Themes ETF Trust

(Exact Name of Registrant as Specified in Charter)

34 East Putnam Avenue, Suite 112

Greenwich, CT 06830

(Address of Principal Executive Offices, Zip Code)

646-206-1788

(Registrant’s Telephone Number, including Area Code)

Jose C. Gonzalez

34 East Putnam Avenue, Suite 112

Greenwich, CT 06830

(Name and Address of Agent for Service)

Copy to:

Karen Aspinall, Esq.

Practus, LLP

11300 Tomahawk Creek Parkway, Suite 310

Leawood, Kansas 66211

Approximate Date of Proposed Public Offering: As soon as practical after the effective date of this Registration Statement

It is proposed that this filing will become effective

☒	immediately upon filing pursuant to paragraph (b)
☐	on _____________ pursuant to paragraph (b)
☐	60 days after filing pursuant to paragraph (a)(1)
☐	on _____________ pursuant to paragraph (a)(1)
☐	75 days after filing pursuant to paragraph (a)(2)
☐	on _____________ pursuant to paragraph (a)(2) of Rule 485.

If appropriate, check the following box

☐	this post-effective amendment designates a new effective date for a previously filed post-effective amendment.

EXPLANATORY NOTE

This Post-Effective Amendment No. 82 (the “Post-Effective Amendment”) to the Registration Statement of Themes ETF Trust (the “Trust”) is being filed solely for the purpose of filing an exhibit to the Trust’s Registration Statement. Accordingly, the Post-Effective Amendment consists only of a facing page, this explanatory note and Part C of the Registration Statement, including the exhibit listed as “filed herewith” below. The Post-Effective Amendment does not modify any other part of the Trust’s Registration Statement. Pursuant to Rule 462(d) under the Securities Act of 1933, the Post-Effective Amendment shall become effective immediately upon filing with the U.S. Securities and Exchange Commission. The contents of the Trust’s Registration Statement are hereby incorporated by reference.

PART C

OTHER INFORMATION

Item 28. Exhibits:

(a)	Articles of Incorporation

(1)	Amended Agreement and Declaration of Trust – Incorporated herein by reference to Pre-Effective Amendment No. 1 to the Registrant’s registration statement filed on June 30, 2023 on Form N-1A.

(2)	Certificate of Trust of Themes ETF Trust – Incorporated herein by reference to the Registrant’s initial registration statement filed on May 5, 2023 on Form N-1A.

(b)	Bylaws of the Themes ETF Trust – Incorporated herein by reference to the Registrant’s initial registration statement filed on May 5, 2023 on Form N-1A.

(c)	Not applicable

(d)	Advisory Agreements

(1)	Investment Advisory Agreement between Themes ETF Trust and Themes Management Company, LLC dated November 3, 2023 – Incorporated herein by reference to Pre-Effective Amendment No. 2 to the Registrant’s registration statement filed on November 9, 2023 on Form N-1A.

(i)	Amendment No. 1 to the Investment Advisory Agreement between Themes ETF Trust and Themes Management Company, LLC dated November 3, 2023 – Incorporated herein by reference to Post-Effective Amendment No. 22 to the Registrant’s registration statement filed on December 4, 2024 on Form N-1A.

(ii)	Amendment No. 2 to the Investment Advisory Agreement between Themes ETF Trust and Themes Management Company dated March 14, 2024 – Incorporated herein by reference to Post-Effective Amendment No. 26 to the Registrant’s registration statement filed on March 14, 2025 on Form N-1A.

(iii)	Amendment No. 3 to the Investment Advisory Agreement between Themes ETF Trust and Themes Management Company dated August 13, 2025 – Incorporated herein by reference to Post-Effective Amendment No. 51 to the Registrant’s registration statement filed on August 13, 2025 on Form N-1A.

(iv)	Amendment No. 4 to the Investment Advisory Agreement between Themes ETF Trust and Themes Management Company dated October 8, 2025 – Incorporated herein by reference to Post-Effective Amendment No. 63 to the Registrant’s registration statement filed on October 10, 2025 on Form N-1A.

(v)	Amendment No. 5 to the Investment Advisory Agreement between Themes ETF Trust and Themes Management Company dated December 15, 2025 – filed herewith.

(2)	Investment Advisory Agreement between Themes ETF Trust and Themes Management Company, LLC dated March 15, 2024 – Incorporated herein by reference to Post-Effective Amendment No. 22 to the Registrant’s registration statement filed on December 4, 2024 on Form N-1A.

(e)	Distribution Agreement between Themes ETF Trust and ALPS Distributors, Inc. – Incorporated herein by reference to Pre-Effective Amendment No. 2 to the Registrant’s registration statement filed on November 9, 2023 on Form N-1A.

(f)	Not applicable

(g)	ETF Custody Agreement between Themes ETF Trust and U.S. Bank National Association – Incorporated herein by reference to Pre-Effective Amendment No. 2 to the Registrant’s registration statement filed on November 9, 2023 on Form N-1A.

(1)	First Amendment to the ETF Custody Agreement between Themes ETF Trust and U.S. Bank National Association – Incorporated herein by reference to Post-Effective Amendment No. 23 to the Registrant’s registration statement filed on December 12, 2024 on Form N-1A.

(2)	Second Amendment to the ETF Custody Agreement between Themes ETF Trust and U.S. Bank National Association – Incorporated herein by reference to Post-Effective Amendment No. 23 to the Registrant’s registration statement filed on December 12, 2024 on Form N-1A.

(3)	Third Amendment to the ETF Custody Agreement between Themes ETF Trust and U.S. Bank National Association – Incorporated herein by reference to Post-Effective Amendment No. 22 to the Registrant’s registration statement filed on December 4, 2024 on Form N-1A.

(4)	Fourth Amendment to the ETF Custody Agreement between Themes ETF Trust and U.S. Bank National Association – Incorporated herein by reference to Post-Effective Amendment No. 26 to the Registrant’s registration statement filed on March 14, 2025 on Form N-1A.

(5)	Fifth Amendment to the ETF Custody Agreement between Themes ETF Trust and U.S. Bank National Association – Incorporated herein by reference to Post-Effective Amendment No. 28 to the Registrant’s registration statement filed on March 31, 2025 on Form N-1A.

(6)	Sixth Amendment to the ETF Custody Agreement between Themes ETF Trust and U.S. Bank National Association – Incorporated herein by reference to Post-Effective Amendment No. 29 to the Registrant’s registration statement filed on April 25, 2025 on Form N-1A.

(7)	Seventh Amendment to the ETF Custody Agreement between Themes ETF Trust and U.S. Bank National Association – Incorporated herein by reference to Post-Effective Amendment No. 32 to the Registrant’s registration statement filed on May 12, 2025 on Form N-1A.

(8)	Eighth Amendment to the ETF Custody Agreement between Themes ETF Trust and U.S. Bank National Association – Incorporated herein by reference to Post-Effective Amendment No. 38 to the Registrant’s registration statement filed on June 6, 2025 on Form N-1A.

(9)	Ninth Amendment to the ETF Custody Agreement between Themes ETF Trust and U.S. Bank National Association – Incorporated herein by reference to Post-Effective Amendment No. 42 to the Registrant’s registration statement filed on July 17, 2025 on Form N-1A.

(10)	Tenth Amendment to the ETF Custody Agreement between Themes ETF Trust and U.S. Bank National Association – Incorporated herein by reference to Post-Effective Amendment No. 49 to the Registrant’s registration statement filed on August 7, 2025 on Form N-1A.

(11)	Eleventh Amendment to the ETF Custody Agreement between Themes ETF Trust and U.S. Bank National Association – Incorporated herein by reference to Post-Effective Amendment No. 63 to the Registrant’s registration statement filed on October 10, 2025 on Form N-1A.

(12)	Twelfth Amendment to the ETF Custody Agreement between Themes ETF Trust and U.S. Bank National Association – Incorporated herein by reference to Post-Effective Amendment No. 72 to the Registrant’s registration statement filed on October 31, 2025 on Form N-1A.

(13)	Thirteenth Amendment to the ETF Custody Agreement between Themes ETF Trust and U.S. Bank National Association – Incorporated herein by reference to Post-Effective Amendment No. 75 to the Registrant’s registration statement filed on November 14, 2025 on Form N-1A.

(14)	Fourteenth Amendment to the ETF Custody Agreement between Themes ETF Trust and U.S. Bank National Association – Incorporated herein by reference to Post-Effective Amendment No. 80 to the Registrant’s registration statement filed on December 9, 2025 on Form N-1A.

(h)	Other Material Contracts.

(1)	Transfer Agent Servicing Agreement between Themes ETF Trust and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services – Incorporated herein by reference to Pre-Effective Amendment No. 2 to the Registrant’s registration statement filed on November 9, 2023 on Form N-1A.

(i)	First Amendment to the Transfer Agent Servicing Agreement between Themes ETF Trust and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services – Incorporated herein by reference to Post-Effective Amendment No. 23 to the Registrant’s registration statement filed on December 12, 2024 on Form N-1A.

(ii)	Second Amendment to the Transfer Agent Servicing Agreement between Themes ETF Trust and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services – Incorporated herein by reference to Post-Effective Amendment No. 23 to the Registrant’s registration statement filed on December 12, 2024 on Form N-1A.

(iii)	Third Amendment to the Transfer Agent Servicing Agreement between Themes ETF Trust and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services – Incorporated herein by reference to Post-Effective Amendment No. 22 to the Registrant’s registration statement filed on December 4, 2024 on Form N-1A.

(iv)	Fourth Amendment to the Transfer Agent Servicing Agreement between Themes ETF Trust and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services – Incorporated herein by reference to Post-Effective Amendment No. 26 to the Registrant’s registration statement filed on March 14, 2025 on Form N-1A.

(v)

Fifth Amendment to the Transfer Agent Servicing Agreement between Themes ETF Trust and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services – Incorporated herein by reference to Post-Effective Amendment No. 28 to the Registrant’s registration statement filed on March 31, 2025 on Form N-1A.

(vi)	Sixth Amendment to the Transfer Agent Servicing Agreement between Themes ETF Trust and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services – Incorporated herein by reference to Post-Effective Amendment No. 29 to the Registrant’s registration statement filed on April 25, 2025 on Form N-1A.

(vii)	Seventh Amendment to the Transfer Agent Servicing Agreement between Themes ETF Trust and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services – Incorporated herein by reference to Post-Effective Amendment No. 32 to the Registrant’s registration statement filed on May 12, 2025 on Form N-1A.

(viii)	Eighth Amendment to the Transfer Agent Servicing Agreement between Themes ETF Trust and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services – Incorporated herein by reference to Post-Effective Amendment No. 38 to the Registrant’s registration statement filed on June 6, 2025 on Form N-1A.

(ix)	Ninth Amendment to the Transfer Agent Servicing Agreement between Themes ETF Trust and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services – Incorporated herein by reference to Post-Effective Amendment No. 42 to the Registrant’s registration statement filed on July 17, 2025 on Form N-1A.

(x)	Tenth Amendment to the Transfer Agent Servicing Agreement between Themes ETF Trust and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services – Incorporated herein by reference to Post-Effective Amendment No. 49 to the Registrant’s registration statement filed on August 7, 2025 on Form N-1A.

(xi)	Eleventh Amendment to the Transfer Agent Servicing Agreement between Themes ETF Trust and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services – Incorporated herein by reference to Post-Effective Amendment No. 63 to the Registrant’s registration statement filed on October 10, 2025 on Form N-1A.

(xii)	Twelfth Amendment to the Transfer Agent Servicing Agreement between Themes ETF Trust and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services – Incorporated herein by reference to Post-Effective Amendment No. 72 to the Registrant’s registration statement filed on October 31, 2025 on Form N-1A.

(xiii)	Thirteenth Amendment to the Transfer Agent Servicing Agreement between Themes ETF Trust and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services – Incorporated herein by reference to Post-Effective Amendment No. 75 to the Registrant’s registration statement filed on November 14, 2025 on Form N-1A.

(xiv)	Fourteenth Amendment to the Transfer Agent Servicing Agreement between Themes ETF Trust and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services – Incorporated herein by reference to Post-Effective Amendment No. 80 to the Registrant’s registration statement filed on December 9, 2025 on Form N-1A.

(2)	Fund Administration Servicing Agreement between Themes ETF Trust and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services – Incorporated herein by reference to Pre-Effective Amendment No. 2 to the Registrant’s registration statement filed on November 9, 2023 on Form N-1A.

(i)	First Amendment to the Fund Administration Servicing Agreement between Themes ETF Trust and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services – Incorporated herein by reference to Post-Effective Amendment No. 23 to the Registrant’s registration statement filed on December 12, 2024 on Form N-1A.

(ii)	Second Amendment to the Fund Administration Servicing Agreement between Themes ETF Trust and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services – Incorporated herein by reference to Post-Effective Amendment No. 23 to the Registrant’s registration statement filed on December 12, 2024 on Form N-1A.

(iii)	Third Amendment to the Fund Administration Servicing Agreement between Themes ETF Trust and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services – Incorporated herein by reference to Post-Effective Amendment No. 22 to the Registrant’s registration statement filed on December 4, 2024 on Form N-1A.

(iv)	Fourth Amendment to the Fund Administration Servicing Agreement between Themes ETF Trust and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services – Incorporated herein by reference to Post-Effective Amendment No. 26 to the Registrant’s registration statement filed on March 14, 2025 on Form N-1A.

(v)

Fifth Amendment to the Fund Administration Servicing Agreement between Themes ETF Trust and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services – Incorporated herein by reference to Post-Effective Amendment No. 28 to the Registrant’s registration statement filed on March 31, 2025 on Form N-1A.

(vi)	Sixth Amendment to the Fund Administration Servicing Agreement between Themes ETF Trust and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services – Incorporated herein by reference to Post-Effective Amendment No. 29 to the Registrant’s registration statement filed on April 25, 2025 on Form N-1A.

(vii)	Seventh Amendment to the Fund Administration Servicing Agreement between Themes ETF Trust and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services – Incorporated herein by reference to Post-Effective Amendment No. 32 to the Registrant’s registration statement filed on May 12, 2025 on Form N-1A.

(viii)	Eighth Amendment to the Fund Administration Servicing Agreement between Themes ETF Trust and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services – Incorporated herein by reference to Post-Effective Amendment No. 38 to the Registrant’s registration statement filed on June 6, 2025 on Form N-1A.

(ix)	Ninth Amendment to the Fund Administration Servicing Agreement between Themes ETF Trust and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services – Incorporated herein by reference to Post-Effective Amendment No. 42 to the Registrant’s registration statement filed on July 17, 2025 on Form N-1A.

(x)	Tenth Amendment to the Fund Administration Servicing Agreement between Themes ETF Trust and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services – Incorporated herein by reference to Post-Effective Amendment No. 49 to the Registrant’s registration statement filed on August 7, 2025 on Form N-1A.

(xi)	Eleventh Amendment to the Fund Administration Servicing Agreement between Themes ETF Trust and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services – Incorporated herein by reference to Post-Effective Amendment No. 63 to the Registrant’s registration statement filed on October 10, 2025 on Form N-1A.

(xii)	Twelfth Amendment to the Fund Administration Servicing Agreement between Themes ETF Trust and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services – Incorporated herein by reference to Post-Effective Amendment No. 72 to the Registrant’s registration statement filed on October 31, 2025 on Form N-1A.

(xiii)	Thirteenth Amendment to the Fund Administration Servicing Agreement between Themes ETF Trust and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services – Incorporated herein by reference to Post-Effective Amendment No. 75 to the Registrant’s registration statement filed on November 14, 2025 on Form N-1A.

(xiv)	Fourteenth Amendment to the Fund Administration Servicing Agreement between Themes ETF Trust and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services – Incorporated herein by reference to Post-Effective Amendment No. 80 to the Registrant’s registration statement filed on December 9, 2025 on Form N-1A.

(3)	ETF Fund Accounting Servicing Agreement between Themes ETF Trust and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services – Incorporated herein by reference to Pre-Effective Amendment No. 2 to the Registrant’s registration statement filed on November 9, 2023 on Form N-1A.

(i)	First Amendment to the ETF Fund Accounting Servicing Agreement between Themes ETF Trust and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services – Incorporated herein by reference to Post-Effective Amendment No. 23 to the Registrant’s registration statement filed on December 12, 2024 on Form N-1A.

(ii)	Second Amendment to the ETF Fund Accounting Servicing Agreement between Themes ETF Trust and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services – Incorporated herein by reference to Post-Effective Amendment No. 23 to the Registrant’s registration statement filed on December 12, 2024 on Form N-1A.

(iii)	Third Amendment to the ETF Fund Accounting Servicing Agreement between Themes ETF Trust and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services – Incorporated herein by reference to Post-Effective Amendment No. 22 to the Registrant’s registration statement filed on December 4, 2024 on Form N-1A.

(iv)	Fourth Amendment to the ETF Fund Accounting Servicing Agreement between Themes ETF Trust and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services – Incorporated herein by reference to Post-Effective Amendment No. 26 to the Registrant’s registration statement filed on March 14, 2025 on Form N-1A.

(v)

Fifth Amendment to the ETF Fund Accounting Servicing Agreement between Themes ETF Trust and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services – Incorporated herein by reference to Post-Effective Amendment No. 28 to the Registrant’s registration statement filed on March 31, 2025 on Form N-1A.

(vi)	Sixth Amendment to the ETF Fund Accounting Servicing Agreement between Themes ETF Trust and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services – Incorporated herein by reference to Post-Effective Amendment No. 29 to the Registrant’s registration statement filed on April 25, 2025 on Form N-1A.

(vii)	Seventh Amendment to the ETF Fund Accounting Agreement Servicing between Themes ETF Trust and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services – Incorporated herein by reference to Post-Effective Amendment No. 32 to the Registrant’s registration statement filed on May 12, 2025 on Form N-1A.

(viii)	Eighth Amendment to the ETF Fund Accounting Servicing Agreement between Themes ETF Trust and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services – Incorporated herein by reference to Post-Effective Amendment No. 38 to the Registrant’s registration statement filed on June 6, 2025 on Form N-1A.

(ix)	Ninth Amendment to the ETF Fund Accounting Servicing Agreement between Themes ETF Trust and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services – Incorporated herein by reference to Post-Effective Amendment No. 42 to the Registrant’s registration statement filed on July 17, 2025 on Form N-1A.

(x)	Tenth Amendment to the ETF Fund Accounting Servicing Agreement between Themes ETF Trust and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services – Incorporated herein by reference to Post-Effective Amendment No. 49 to the Registrant’s registration statement filed on August 7, 2025 on Form N-1A.

(xi)	Eleventh Amendment to the ETF Fund Accounting Servicing Agreement between Themes ETF Trust and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services – Incorporated herein by reference to Post-Effective Amendment No. 63 to the Registrant’s registration statement filed on October 10, 2025 on Form N-1A.

(xii)	Twelfth Amendment to the ETF Fund Accounting Servicing Agreement between Themes ETF Trust and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services – Incorporated herein by reference to Post-Effective Amendment No. 72 to the Registrant’s registration statement filed on October 31, 2025 on Form N-1A.

(xiii)	Thirteenth Amendment to the ETF Fund Accounting Servicing Agreement between Themes ETF Trust and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services – Incorporated herein by reference to Post-Effective Amendment No. 75 to the Registrant’s registration statement filed on November 14, 2025 on Form N-1A.

(xiv)	Fourteenth Amendment to the ETF Fund Accounting Servicing Agreement between Themes ETF Trust and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services – Incorporated herein by reference to Post-Effective Amendment No. 80 to the Registrant’s registration statement filed on December 9, 2025 on Form N-1A.

(4)	Index License Agreement between Themes Management Company, LLC and Solactive AG – Incorporated herein by reference to Pre-Effective Amendment No. 2 to the Registrant’s registration statement filed on November 9, 2023 on Form N-1A.

(5)	Master Index License Agreement between Themes Management Company, LLC and STOXX Ltd. – Incorporated herein by reference to Pre-Effective Amendment No. 2 to the Registrant’s registration statement filed on November 9, 2023 on Form N-1A.

(i)	Not applicable.

(j)	Not applicable.

(k)	Not applicable.

(l)	Initial Capital Agreement – Incorporated herein by reference to Pre-Effective Amendment No. 2 to the Registrant’s registration statement filed on November 9, 2023 on Form N-1A.

(m)	Rule 12b-1 Plan – Incorporated herein by reference to Pre-Effective Amendment No. 2 to the Registrant’s registration statement filed on November 9, 2023 on Form N-1A.

(n)	Not applicable.

(o)	Reserved.

(p)	Code of Ethics

(1)	Code of Ethics of Themes ETF Trust – Incorporated herein by reference to Pre-Effective Amendment No. 2 to the Registrant’s registration statement filed on November 9, 2023 on Form N-1A.

(2)	Code of Ethics of Themes Management Company, LLC. – Incorporated herein by reference to Pre-Effective Amendment No. 2 to the Registrant’s registration statement filed on November 9, 2023 on Form N-1A.

(q)	Other

(1)	Powers of Attorney – Incorporated herein by reference to Pre-Effective Amendment No. 2 to the Registrant’s registration statement filed on November 9, 2023 on Form N-1A.

Item 29. Persons Controlled By or Under Common Control with the Registrant:

None.

Item 30. Indemnification:

Under the terms of the Delaware Statutory Trust Act (“DSTA”) and the Registrant’s Agreement and Declaration of Trust (“Declaration of Trust”), no officer or trustee of the Registrant shall have any liability to the Registrant, its shareholders, or any other party for damages, except to the extent such limitation of liability is precluded by Delaware law, the Declaration of Trust or the By-Laws of the Registrant.

Subject to the standards and restrictions set forth in the Declaration of Trust, DSTA, Section 3817, permits a statutory trust to indemnify and hold harmless any trustee, beneficial owner or other person from and against any and all claims and demands whatsoever. DSTA, Section 3803 protects trustees, officers, managers and other employees, when acting in such capacity, from liability to any person other than the Registrant or beneficial owner for any act, omission or obligation of the Registrant or any trustee thereof, except as otherwise provided in the Declaration of Trust.

The Declaration of Trust provides that any person who is or was a Trustee, officer, employee or other agent, including the underwriter, of such Trust shall be liable to the Trust and its shareholders only for (1) any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing, or (2) the person’s own willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person (such conduct referred to herein as Disqualifying Conduct) and for nothing else. Except in these instances and to the fullest extent that limitations of liability of agents are permitted by the DSTA, these Agents (as defined in the Declaration of Trust) shall not be responsible or liable for any act or omission of any other Agent of the Trust or any investment adviser or principal underwriter. Moreover, except and to the extent provided in these instances, none of these Agents, when acting in their respective capacity as such, shall be personally liable to any other person, other than such Trust or its shareholders, for any act, omission or obligation of the Trust or any trustee thereof.

The Trust shall indemnify, out of its property, to the fullest extent permitted under applicable law, any of the persons who was or is a party or is threatened to be made a party to any Proceeding (as defined in the Declaration of Trust) because the person is or was an Agent of such Trust. These persons shall be indemnified against any Expenses (as defined in the Declaration of Trust), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the Proceeding if the person acted in good faith or, in the case of a criminal proceeding, had no reasonable cause to believe that the conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction or plea of nolo contendere or its equivalent shall not in itself create a presumption that the person did not act in good faith or that the person had reasonable cause to believe that the person’s conduct was unlawful. There shall nonetheless be no indemnification for a person’s own Disqualifying Conduct.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to Trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Trustee, officer or controlling person in connection with securities being registered, the Registrant may be required, unless in the opinion of its counsel the matter has been settled by controlling precedent, to submit to a court or appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 31. Business and Other Connections of Investment Adviser

This Item incorporates by reference the investment adviser’s Uniform Application for Investment Adviser Registration (“Form ADV”) on file with the SEC, as listed below. The Form ADV may be obtained, free of charge, at the SEC’s website at www.adviserinfo.sec.gov. Additional information as to any other business, profession, vocation or employment of a substantial nature engaged in by each officer and director of the investment adviser is included in Form ADV is incorporated herein by reference. The investment adviser’s SEC registration number is 801-128358.

Item 32. Principal Underwriters

(a) ALPS Distributors, Inc. acts as the distributor for the Registrant and the following investment companies: 1WS Credit Income Fund, 1290 Funds, abrdn ETFs, Alpha Alternative Assets Fund, ALPS Series Trust, Alternative Credit Income Fund, Apollo Diversified Credit Fund (fka Griffin Institutional Access Credit Fund), Apollo Diversified Real Estate Fund (fka Griffin Institutional Access Real Estate Fund), The Arbitrage Funds, AQR Funds, Axonic Alternative Income Fund, Axonic Funds, BBH Trust, Bluerock High Income Institutional Credit Fund, Bluerock Total Income+ Real Estate Fund, Brandes Investment Trust, Bridge Builder Trust, Cambria ETF Trust, Centre Funds, CIM Real Assets & Credit Fund, CION Ares Diversified Credit Fund, Columbia ETF Trust, Columbia ETF Trust I, Columbia ETF Trust II, CRM Mutual Fund Trust, DBX ETF Trust, Emerge ETF Trust, ETF Series Solutions, Flat Rock Core Income Fund, Flat Rock Opportunity Fund, Financial Investors Trust, Firsthand Funds, FS Credit Income Fund, FS Energy Total Return Fund, FS Series Trust, FS Multi-Alternative Income Fund, Goehring & Rozencwajg Investment Funds, Goldman Sachs ETF Trust, Graniteshares ETF Trust, Hartford Funds Exchange-Traded Trust, Hartford Funds NextShares Trust, Heartland Group, Inc., IndexIQ Active ETF Trust, IndexIQ ETF Trust, Investment Managers Series Trust II (AXS-Advised Funds), Janus Detroit Street Trust, Lattice Strategies Trust, Litman Gregory Funds Trust, Manager Directed Portfolios (Spyglass Growth Fund), MassMutual Premier Funds, MassMutual Advantage Funds, Meridian Fund, Inc., MVP Private Markets Fund, Natixis ETF Trust, Natixis ETF Trust II, Opportunistic Credit Interval Fund, PRIMECAP Odyssey Funds, Principal Exchange-Traded Funds, RiverNorth Funds, RiverNorth Opportunities Fund, Inc., RiverNorth/DoubleLine Strategic Opportunity Fund, Inc., SPDR Dow Jones Industrial Average ETF Trust, SPDR S&P 500 ETF Trust, SPDR S&P MidCap 400 ETF Trust, Sprott Funds Trust, Stone Ridge Trust, Stone Ridge Trust II, Stone Ridge Trust III, Stone Ridge Trust IV, Stone Ridge Trust V, Stone Ridge Trust VI, Stone Ridge VIII, Stone Ridge Residential Real Estate Income Fund I, Inc., Thrivent ETF Trust, USCF ETF Trust, Valkyrie ETF Trust II, Wasatch Funds, WesMark Funds, Wilmington Funds, XAI Octagon Credit Trust, X-Square Balanced Fund, X-Square Series Trust and YieldStreet Prism Fund.

(b) To the best of Registrant’s knowledge, the directors and executive officers of ALPS Distributors, Inc., are as follows:

Name*	Position with Underwriter	Positions with Fund
Stephen J. Kyllo	President, Chief Operating Officer, Director, Chief Compliance Officer	None
Patrick J. Pedonti**	Vice President, Treasurer and Assistant Secretary	None
Eric Parsons	Vice President, Controller and Assistant Treasurer	None
Jason White***	Secretary	None
Richard C. Noyes	Senior Vice President, General Counsel, Assistant Secretary	None
Liza Orr	Vice President, Senior Counsel	None
Jed Stahl	Vice President, Senior Counsel	None
Terence Digan	Vice President	None
James Stegall	Vice President	None
Gary Ross	Senior Vice President	None
Hilary Quinn	Vice President	None

*	Except as otherwise noted, the principal business address for each of the above directors and executive officers is 1290 Broadway, Suite 1000, Denver, Colorado 80203.
**	The principal business address for Mr. Pedonti is 333 W. 11th Street, 5th Floor, Kansas City, Missouri 64105.
***	The principal business address for Mr. White is 4 Times Square, New York, NY 10036.

Item 33. Location of Accounts and Records

The books, accounts and other documents required by Section 31(a) under the Investment Company Act of 1940, as amended, and the rules promulgated thereunder will be maintained at the offices of:

Records Relating to:	Are located at:
Registrant’s Transfer Agent, Fund Administrator and Fund Accountant	U.S. Bancorp Fund Services, LLC 615 East Michigan Street Milwaukee, WI 53202
Registrant’s Custodian	U.S. Bank National Association 1555 North Rivercenter Drive, Suite 302 Milwaukee, WI 53212
Registrant’s Investment Adviser	Themes Management Company, LLC 34 East Putnam Avenue, Suite 112 Greenwich, Connecticut 06830
Registrant’s Distributor	ALPS Distributors, Inc. 1290 Broadway, Suite 1000 Denver, Colorado 80203

Item 34. Management Services:

None.

Item 35. Undertakings:

None.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 (the “Securities Act”) and the Investment Company Act of 1940, the Registrant certifies that it meets all of the requirements for effectiveness of this Post-Effective Amendment to its Registration Statement on Form N-1A under Rule 485(b) under the Securities Act and has duly caused this Post-Effective Amendment to its Registration Statement on Form N-1A to be signed on its behalf by the undersigned, duly authorized, in the City of Greenwich and State of Connecticut on the 16th day of December, 2025.

THEMES ETF TRUST

By:	/s/ Jose C. Gonzalez
Jose C. Gonzalez
Trustee and President (Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on the 16th day of December, 2025.

Signature	Title

/s/ Jose C. Gonzalez	Trustee and President
Jose C. Gonzalez	(Principal Executive Officer)

/s/ Dobromir Kamburov	Treasurer
Dobromir Kamburov	(Principal Financial Officer and Principal Accounting Officer)

Sanjay R. Bharwani*	Trustee
Sanjay R. Bharwani

Neil Fleming*	Trustee
Neil Fleming

Tracy N. Packwood*	Trustee
Tracy N. Packwood

By:	/s/ Jose C. Gonzalez
Jose C. Gonzalez
Attorney-In-Fact pursuant to powers of attorney filed with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on November 9, 2023

Exhibits

(d)(1)(v)	Amendment No. 5 to the Investment Advisory Agreement between Themes ETF Trust and Themes Management Company dated December 15, 2025